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                                                              Exhibit 99.(e)(50)

[RIBAPHARM LOGO]

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                      3300 Hyland Avenue              Telephone:  (714) 427-6236
                      Costa Mesa, California 92626    Fax:  (714) 641-7215


Investor Contact:
----------------
Arthur Crozier
Innisfree M&A Incorporated
(212) 750-5837
acrozier@innisfreema.com

Media Contact:
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Jennifer Barfoot
(323) 966-5786
jbarfoot@hillandknowlton.com

              RIBAPHARM PROVIDES UPDATE ON SUMMARY JUDGMENT HEARING
                          REGARDING RIBAVIRIN PATENTS

          o Central District Court of California rules on summary judgment on ribavirin patent dispute

          o Ribapharm expects to appeal the decision and is evaluating additional options

     Costa Mesa, Calif., July 16, 2003 - Ribapharm Inc. (NYSE: RNA) today announced that the U.S. District Court for the Central District of California issued a memorandum of decision and order that granted defendants, Three Rivers, Geneva Pharmaceuticals and Teva Pharmaceuticals, their motion for summary judgment of non-infringement of the asserted patents in the patent infringement suit brought by Ribapharm and ICN Pharmaceuticals (NYSE: ICN). The court did not issue a decision or order on the validity of the Ribapharm and ICN patents.

     Ribapharm's President and Chief Executive Officer Kim D. Lamon, M.D., Ph.D., said, "We are disappointed in the decision to grant a motion for summary judgment with respect to our ribavirin patents, and we expect to appeal the decision through the Federal Circuit Court of Appeals. We are also considering other alternatives. We cannot comment or speculate on the outcome of any appeal or when the generics may come to market. However, we note that the generics cannot come to market until they have regulatory approval, and they would be entering the market at risk while court proceedings are ongoing."

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About Ribapharm

     Ribapharm is a biopharmaceutical company that seeks to discover, develop, acquire and commercialize innovative products for the treatment of significant unmet medical needs, principally in the antiviral and anticancer areas. For more information, please visit www.ribapharm.com.

Certain matters in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. Any forward-looking statements contained in this news release are based on current information and assumptions and represent management's best judgment at the present time. Expressions of future goals and similar expressions including, without limitation, "may," "will," "should," "could," "expects," "does not currently expect," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "targets," or "continue," reflecting something other than historical fact, are intended to identify forward-looking statements. The following factors, among others, could cause the Company's actual results to differ materially from those described in the forward-looking statements: a loss of or decrease in revenues from our license agreement with Schering-Plough; adverse changes in the Company's relationship with our majority stockholder, ICN Pharmaceuticals, Inc.; the risk of potential claims against certain of the Company's research compounds; the Company's ability to successfully develop and commercialize future products; the limited protection afforded by the patents relating to ribavirin, and possibly on future drugs, techniques, processes or products the Company may develop or acquire; the results of lawsuits or the outcome of investigations pending against ICN Pharmaceuticals, Inc. and the Company; the Company's potential product liability exposure and lack of any insurance coverage thereof; government regulation of the pharmaceutical industry (including review and approval for new pharmaceutical products by the FDA in the United States and comparable agencies in other countries); disruption to the Company's business caused by ICN's pending tender offer; the outcome of litigation regarding ICN's unsolicited tender offer and Ribapharm's stockholder rights plan; the effects of increased competition; and the ability to attract and retain qualified personnel. For a detailed discussion of these and other factors that could cause the Company's actual results to differ materially from those described in the forward-looking statements, please refer to the Company's filings with the Securities and Exchange Commission and the Company's annual report on Form 10-K for the year ended December 31, 2002. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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